EXHIBIT 99.1

Superior Uniform Group Announces First Quarter Operating Results

  10% Increase in Net Sales
  Earnings Per Share Increase $0.17

SEMINOLE, Fla., April 22, 2010 (GLOBE NEWSWIRE) -- Superior Uniform Group, Inc. (Nasdaq:SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the first quarter ended March 31, 2010, earnings were $508,217 or $0.09 per share (diluted) compared with a loss of $(502,945) or $(0.08) per share (diluted) reported for the quarter ended March 31, 2009. Net sales for the 2010 first quarter were $25,979,862 compared with 2009 first quarter sales of $23,716,094.

In making the earnings announcement, Michael Benstock, Chief Executive Officer, stated: "We are pleased to report earnings of $.09 per share in the current quarter in comparison to a net loss of $(0.08) per share in the prior year quarter. We are beginning to see an increase in activity as the economy appears to be stabilizing. We reported an increase of 10% in net sales in the current quarter with approximately 4% of the increase attributable to organic growth and the remaining 6% from our acquisition of Blade in the fourth quarter of 2009.

"We remain focused on improving our market share as we have continued to invest in our future in both our sales and marketing efforts. In addition, with the significant improvements in our cost structure, we have positioned ourselves to continue to be able to report much stronger financial results when the employment outlook improves.

"We have been able to achieve these significant reductions in our operating expenses without reducing our ability to take care of customers. I would like to take this opportunity to thank each and every one of our employees as their commitment and dedication to our customers has made this possible."

ABOUT SUPERIOR UNIFORM GROUP, INC.

Superior Uniform Group, Inc., established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Superior manages award-winning apparel programs for major corporations. They are leaders in innovative uniform program designs, global manufacturing, and state-of-the-art distribution. Superior, through their subsidiary "The Office Gurus," is also a near-shore premium provider of cost effective bilingual contact center and office solutions.

Superior's financial strength and resources support a customer's diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture. Their commitment to service, technology, quality and value-added benefits separates them from the competition in each of their seven primary markets: Healthcare, Hospitality, Food Service, Retail Employee I.D., Government Service, Private Security, and Rental Service. For more information, please call (800) 727-8643 or visit their Web site at: www.superioruniformgroup.com. The Office Gurus (www.theofficegurus.com) enhance the overall customer experience for their strategic partners' internal and external customers.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company's SEC filings, which could cause actual results to differ from those projected.

Comparative figures are as follows:

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31,
(Unaudited)

	2010	2009

Net sales	$25,979,862	$23,716,094

Costs and expenses:
Cost of goods sold	17,048,374	16,309,134
Selling and administrative expenses	8,120,797	8,070,128
Interest expense	2,474	39,777
	25,171,645	24,419,039

Earnings (loss) before taxes on income	808,217	(702,945)
Income tax expense (benefit)	300,000	(200,000)

Net earnings (loss)	$508,217	$(502,945)

Per Share Data:

Basic:
Net earnings (loss)	$0.09	$(0.08)

Diluted:
Net earnings (loss)	$0.09	$(0.08)

Cash dividends per common share	$0.135	$0.135

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31,
(Unaudited)

ASSETS
	2010	2009

CURRENT ASSETS:
Cash and cash equivalents	$3,337,426	$901,902
Accounts receivable and other current assets	21,532,975	18,238,341
Inventories	33,791,648	39,677,293

TOTAL CURRENT ASSETS	58,662,049	58,817,536

PROPERTY, PLANT AND EQUIPMENT, NET	10,894,889	11,838,797
OTHER INTANGIBLE ASSETS	1,199,700	476,317
DEFERRED INCOME TAXES	2,290,000	2,855,000
OTHER ASSETS	171,068	233,757

	$73,217,706	$74,221,407

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$5,170,251	$4,818,579
Other current liabilities	2,182,680	2,156,001

TOTAL CURRENT LIABILITIES	7,352,931	6,974,580

LONG-TERM PENSION LIABILITY	5,028,684	7,038,176
OTHER LONG-TERM LIABILITIES	705,000	665,000
SHAREHOLDERS' EQUITY	60,131,091	59,543,651

	$73,217,706	$74,221,407
CONTACT:  Superior Uniform Group, Inc.
          Andrew D. Demott, Jr., CFO
          (727) 803-7135